UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 16, 2015

Net Element, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34887	90-1025599
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3363 NE 163rd Street, Suite 705, North Miami Beach, FL 33160
(Address of Principal Executive Offices) (Zip Code)

(305) 507-8808
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 16, 2015, TOT Group Europe, Ltd. (“TOT Group Europe”), a subsidiary of Net Element, Inc. (the “Company”), entered into a Binding Offer Letter (the "Offer") with PayOnline System LLC and Social Discovery Ventures to acquire all of the issued and outstanding equity interests of the PayOnline group of companies consisting of PayOnline System LLC, Innovative Payment Technologies LLC, Polimore Capital Limited and Brosword Holding Limited (collectively, “PayOnline”). PayOnline’s business includes the operation of a protected payment processing system to accept bank card payments for goods and services.

The consideration for all of the equity interests of PayOnline will be a combination of cash and restricted (i.e., issued in reliance on an applicable exemption from registration and subject to Rule 144 of the Securities Act of 1933, as amended) shares, payable in five installments. The Offer sets forth the determination of the value of such shares based on the closing sales price on the date before each applicable payment date and provides certain additional restrictions on trading of the Company's common stock. The Offer states that at no time will the Company issue shares of its common stock if such transaction would result in the issuance of more than 19.999% of the amount of common stock of the Company issued and outstanding unless (i) the Company’s stockholders shall have approved the issuance of shares of common stock in excess of 20%, or (ii) NASDAQ has provided a waiver of Listing Rule 5635(d). The first installment will be payable upon closing of the PayOnline acquisition and will consist of $3.6 million in cash and the restricted shares of the Company's common stock with a value of $3.6 million. The other four installments will be payable after the end of each applicable quarter for which the installment is calculated, and will consist of a combination of cash and the restricted shares of the Company's common stock, in each case equal to the earn-out. The earn out will be calculated based on PayOnline EBITDA for certain post-closing periods, multiplied by 1.35. Pursuant to the Offer, the aggregate valuation of PayOnline on a debt-free basis will be $8,482,000, and the purchase price will not exceed such amount.

At the end of the 12-month period following the issuance of restricted shares of the Company's common stock to the Sellers (“Guarantee Period”), TOT Group Europe will guaranty that the value of such stock then not sold by the sellers of PayOnline equity interests (the “Sellers”) will not be less than the value of such at the date of the issuance of such stock. Subject to certain conditions, if at the end of the Guarantee Period the value of the any such remaining stock is less than the value of such stock at the date of the issuance of such stock, TOT Group Europe will pay a cash amount equaling the difference between such values. If any party that terminates the Offer, it will be subject to $400,000 penalty.

The consummation of the acquisition is subject to the satisfaction of the following conditions: (i) the execution of definitive agreement relating to the acquisition; (ii) the completion of due diligence of PayOnline; (iii) the Sellers warranting that any profit earned by PayOnline in 2014 will remain in Payonline; (iv) no material adverse change to the business of PayOnline; (v) the Sellers entering into non-compete and non-solicitation covenants; (vi) PayOnline not having any outstanding pledges to pay dividends or to proceed any other settlements with its founders at closing; (vii) PayOnline obtaining a 3-years agreement with Anastasiadate.com family of websites on the conditions set forth in the Offer; (viii) PayOnline obtaining a 3-year lease for the premises PayOnline currently occupies on the terms and conditions not less favorable than the current terms; (xi) PayOnline not having at closing any material overdue liabilities and certain other liabilities; (x) during the period from this Offer and closing, PayOnline having sufficient cash flow reserve to cover internal liabilities, including to pay in full to Payonline employees all outstanding amounts of bonuses and salaries for 2014; (xi) PayOnline having sufficient funds rolling reserves and payments due to merchants; and (vi) other customary closing conditions including those set forth in the Offer.

The parties agreed to negotiate the transaction structure and a definitive sale and purchase agreement with customary representations, warranties conditions and covenants.

The above description of the Offer is intended as a summary only and is qualified in its entirety by the terms and conditions set forth therein. A copy of the Offer is attached hereto as Exhibit 2.1 and is incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
2.1	Binding Offer Letter, dated March 16, 2015, among TOT Group Europe Ltd., PayOnline System LLC and Social Discovery Ventures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 17, 2015	NET ELEMENT, INC.

	By:	/s/ Jonathan New
Name: Jonathan New Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Binding Offer Letter, dated March 16, 2015, among TOT Group Europe Ltd., PayOnline System LLC and Social Discovery Ventures.